SHAREHOLDER LOAN AGREEMENT (this "Agreement") dated this 25th of April, 2013

Ryan Schadel of 375 Pine Bluff Drive, Dallas, GA 30157
(the "Shareholder")

OF THE FIRST PART

and

of 5604 Wendy Bagwell Parkway, Suite 223, Hiram, GA 30141
(the "Corporation")

OF THE SECOND PART

CKGROUND:

A. The Corporation is duly incorporated in the State of Nevada.

B. The Shareholder holds shares in the Corporation and agrees to loan certain monies (the "Loan") to the Corporation.

CONSIDERATION OF the Shareholder providing the Loan to the Corporation, and Corporation repaying the Loan to the Shareholder, both parties agree to keep, , and fulfill the promises, conditions and agreements below:

Loan Amount & Interest

1. As of April 25, 2013 the Corporation owed the Shareholder $155,000 on unpaid Loans plus unpaid interest of $20, er e these amounts, totaling $175,768, subse ded by the Shareholder. This new Loan be

Payment

2. This Loan is Due on Demand. Upon receiving a Notice of Demand from the Shareholder, the Company will have 3 full business days to make payment in full on any remaining amounts owed. The Company reserves the right to pay down the balance at its discretion and without penalty prior to receiving a Notice of Demand.

3. **Governing Law** This Agreement will be construed in accordance with and governed by the laws of the State of Nevada.

Costs

. All costs, expenses and expenditures including, and without limitation, the complete legal costs incurred by enforcing this Agreement as a result of any default by the Corporation, will be added to the principal then outstanding and will immediately be paid by the Corporation.

Assignment

. This Agreement will pass to the benefit of and be binding upon the respective heirs, executors, administrators, successors and assigns of the Corporation. The Corporation waives presentment for payment, notice of non-payment, protest, and notice of protest.

Amendments

. This Agreement may only be amended or modified by a written instrument executed by both the Corporation and the Shareholder.

Severability

7. The clauses and paragraphs contained in this Agreement are intended to be read and construed independently of each other. If any part of this Agreement is held to be invalid, this invalidity will not affect the operation of any other part of this Agreement.

General Provisions

8. Headings are inserted for the convenience of the parties only and are not to be considered when interpreting this Agreement. Words in the singular mean and include the plural and vice versa. Words in the masculine mean and include the feminine and vice versa.

Entire Agreement

9. This Agreement constitutes the entire agreement between the parties and there are no further items or provisions, either oral or otherwise.

WITNESS WHEREOF, the parties have duly affixed their signatures under hand seal on this 25th day of April, 2013.